Exhibit 99.1

Boots & Coots Reports First Quarter Results

Company Reports Second Consecutive Record Revenue Quarter

HOUSTON--(BUSINESS WIRE)--Boots & Coots International Well Control, Inc. (AMEX:WEL), announced net income of $5.1 million, or $0.07 per diluted share for the first quarter ended March 31, 2008, compared to $0.5 million, or $0.01 per diluted share for the same period last year. Revenues for the quarter were $45.0 million compared to $22.3 million for the first quarter of 2007. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $9.8 million, or 21.9% of revenues for the quarter compared to $2.7 million, or 12.3% of revenues for the first quarter of 2007.

“Led by two international well intervention projects and higher international response activity, the first quarter generated record revenue for Boots & Coots,” stated Jerry Winchester, president and chief executive officer. “Our well intervention business increased 82% compared to the first quarter of last year, and the utilization rate on our hydraulic workover business increased sequentially from 42% at the end of last year’s fourth quarter to 50% by the end of the first quarter.”

“Our strategic initiatives have helped us increase Boots & Coots’ global presence and integrate the company’s service lines, such as expanding pressure control rental tools into our international locations as well as domestically in North and East Texas,” continued Mr. Winchester. “Additionally, a recovery project in offshore India should help maintain momentum in the well intervention segment in the second quarter.”

Business Segment Results

Well Intervention

For the quarter ended March 31, 2008, the Well Intervention segment generated revenues of $37.9 million and contributed EBITDA of $7.2 million, compared to revenues of $20.8 million and EBITDA of $2.4 million for the first quarter of 2007. The EBITDA margin was favorable due to increased activity partially offset by higher third-party costs associated with two international Safeguard projects.

Response

For the first quarter of 2008, the Response segment generated revenues of $7.1 million and contributed EBITDA of $2.7 million, compared to revenues of $1.4 million and EBITDA of $0.4 million for the first quarter of 2007. During the 2008 first quarter, the Company experienced a higher level of international response activity, primarily in Africa.

Conference Call

Boots & Coots will discuss 2008 first quarter results via a conference call and Webcast tomorrow, May 6, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 866-831-6272, passcode ‘Boots & Coots’. To listen to the live Webcast, log on to www.boots-coots.com/investor/invest.htm and click on the ‘2008 First Quarter Earnings Webcast’ link. A replay of the Webcast will be available on the investor relations page of the Company’s Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 76022451.

About Boots & Coots

Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. The Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. This segment includes services performed by hydraulic workover and snubbing units and the rental of pressure control tools that are used to enhance production at the wells. The scope of these services also includes prevention services such as training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard risk management programs. The Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.

(Tables to follow)

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (000’s except share and per share amounts) (unaudited)

	Three Months Ended March 31,
	2008	2007

REVENUES	$45,028	$22,257

COST OF SALES, excluding depreciation and amortization	26,489	13,995

Gross Margin	18,539	8,262

OPERATING EXPENSES	6,170	4,459
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,490	1,003
FOREIGN CURRENCY TRANSLATION	37	68
DEPRECIATION AND AMORTIZATION	2,103	1,314

OPERATING INCOME	7,739	1,418

INTEREST EXPENSE, net	602	733

INCOME BEFORE INCOME TAXES	7,137	685
INCOME TAX EXPENSE	1,993	221
NET INCOME	$5,144	$464

Basic Earnings per Common Share	$0.07	$0.01

Weighted Average Common Shares Outstanding – Basic	75,013,000	59,203,000

Diluted Earnings per Common Share	$0.07	$0.01

Weighted Average Common Shares Outstanding – Diluted	76,932,000	61,642,000

Information concerning operations in our different business segments for the three months ended March 31, 2008 and 2007 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

	(unaudited) Three Months Ended March 31,
	2008	2007
Revenues
Well Intervention	$37,949	$20,844
Response	7,079	1,413
	$45,028	$22,257
EBITDA (a)
Well Intervention	$7,178	$2,363
Response	2,664	369
	$9,842	$2,732
Depreciation and Amortization (b)
Well Intervention	$1,859	$1,299
Response	244	15
	$2,103	$1,314
Operating Income
Well Intervention	$5,319	$1,064
Response	2,420	354
	$7,739	$1,418
(a)	EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(b)	Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (in thousands) (unaudited)

	Three Months Ended March 31,
	2008	2007
Net Income	$5,144	$464

Income Tax Expense	$1,993	$221

Interest Expense and Other, net	$602	$733

Depreciation and Amortization	$2,103	$1,314

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (a)	$9,842	$2,732
(a)	Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)

Current Assets	$65,844	$61,755

Current Liabilities	$30,129	$27,043

Total Working Capital (a)	$35,715	$34,712

Total Assets	$145,050	$136,415

Long-Term Debt and Notes Payable, net of current maturities	$26,759	$26,151

Total Liabilities	$62,392	$59,372

Total Stockholders’ Equity	$82,658	$77,043
(a)	The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long-term debt.

CONTACT:
Boots & Coots International Well Control, Inc.
Investor Contact:
Jennifer Tweeton, 281-931-8884
jtweeton@boots-coots.com
or
Company Contact:
Chief Financial Officer
Gabriel Aldape, 281-931-8884
investorrelations@bncg.com